Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-3 of GAMCO Investors, Inc. (which incorporates by reference the contents its registration statement on Form S-3 (Registration No. 333-136428) for the registration of 2,486,763 of its Class A Common Stock, which was declared effective by the Securities and Exchange Commission on September 1, 2006) of our reports dated March 16, 2007, with respect to the consolidated financial statements of GAMCO Investors, Inc., GAMCO Investors, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GAMCO Investors, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006 which conclude, among other things, that GAMCO Investors, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

New York, New York

March 16, 2007